Exhibit 10.19

Continental Resources, Inc.

Summary of Non-Employee Director Compensation

as of December 31, 2008

Retainer/Fees

Each non-employee director receives the following compensation:

•	an annual cash retainer of $40,000 per year;

•

The chair of the Audit Committee is paid an additional annual retainer of $10,000, the chair of the Compensation Committee is paid an additional annual retainer of $5,000 and committee members other than the chairs of the committees are paid an additional annual retainer of $1,000;

•	Members of the Audit and Compensation committees also receive a $500 payment for each committee meeting attended; and

•	Board meeting attendance fees of $1,500 for each regular Board meeting and $750 for each special Board meeting attended.

Equity-Based Compensation

Non-employee directors receive grants of restricted stock with vesting periods from one to three years pursuant to the terms of the Continental Resources, Inc. 2005 Long-Term Incentive Plan (the “2005 Plan”). The number of shares granted is at the discretion of the Board of Directors.

In February 2008, the Board approved a common stock ownership requirement for non-employee directors. Each non-employee director is expected to own shares of our common stock with a market value equal to at least two times the base annual retainer.

Until the stock ownership guideline is achieved, each non-employee director is expected to retain 100% of the “net shares” received as a result of restricted shares granted under our 2005 Plan. “Net shares” are the number of shares that remain after shares are sold or withheld to pay withholding taxes. The market value calculation is determined as of each December 31 based upon the average closing price of the common stock for the year compared to the non-employee director’s base annual retainer as of such date. Shares owned directly by, or held in trust for, the non-employee director or his or her immediate family members residing in the same household and unvested restricted shares are included in the calculated market value.